Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-243483 on Form S-1 of our reports dated March 4, 2021 relating to the financial statements of Summit Midstream Partners, LP, and the effectiveness of Summit Midstream Partners, LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 26, 2021